UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

GENCORP INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
GERALD R. DINKEL
MARTIN TURCHIN
JAMES H. PERRY
THOMAS A. CORCORAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2008

STEEL PARTNERS II, L.P.

_____, 2008

Dear Fellow Stockholder:

Steel Partners II, L.P. (“Steel Partners” or “we”) is the beneficial owner of an aggregate of 8,034,059 shares of Common Stock of GenCorp Inc. (“GenCorp” or the “Company”), representing approximately 14.2% of the outstanding Common Stock of the Company.  For the reasons set forth in the attached Proxy Statement, we do not believe the Board of Directors of the Company is acting in the best interests of its stockholders.  We are therefore seeking your support at the annual meeting of stockholders (the “Annual Meeting”) scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, ________ __, 2008 at __:__ _.m., local time, for the following:

1.	To elect Steel Partners’ slate of six director nominees to the Company’s Board of Directors in opposition to the Company’s incumbent directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year 2008.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about _____, 2008.

If you have already voted a proxy card furnished by the Company’s management, you have every right to change your votes by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact MacKenzie Partners, Inc., which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

Warren G. Lichtenstein
Steel Partners II, L.P.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Steel Partners’ proxy materials, please call
MacKenzie Partners, Inc. at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or
CALL TOLL FREE (800) 322-2885

ANNUAL MEETING OF STOCKHOLDERS
OF
GENCORP INC.
_________________________

PROXY STATEMENT
OF
STEEL PARTNERS II, L.P.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners” or “we”), is the largest stockholder of GenCorp Inc., an Ohio corporation (“GenCorp” or the “Company”).  We are writing to you in connection with the election of six director nominees to the board of directors of GenCorp (the “Board”) at the annual meeting of stockholders scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, ________ __, 2008 at __:__ _.m., local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).  This proxy statement (the “Proxy Statement”) and the enclosed GOLD proxy card are first being furnished to stockholders on or about _________ __, 2008.

This Proxy Statement and the enclosed GOLD proxy card are being furnished to stockholders of GenCorp by Steel Partners in connection with the solicitation of proxies from GenCorp’s stockholders for the following:

1.
To elect Steel Partners’ director nominees, Warren G. Lichtenstein, James R. Henderson, Gerald R. Dinkel, Martin Turchin, James H. Perry and Thomas A. Corcoran (the “Nominees”) to serve as directors of GenCorp, in opposition to the Company’s incumbent directors whose terms expire at the Annual Meeting.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year 2008.

This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees.  Stockholders who return the GOLD proxy card will only be able to vote for Steel Partners’ six Nominees and will not have the opportunity to vote for the three other seats up for election at the Annual Meeting.  See “Voting and Proxy Procedures” on page __ for additional information.  You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company.  Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The participants in this solicitation intend to vote all of their shares of Common Stock in favor of the Nominees and will not vote their shares in favor of any of the Company’s nominees.

Steel Partners, Steel Partners II GP LLC (“Steel GP LLC”), Steel Partners II Master Fund L.P. (“Steel Master”), Steel Partners LLC (“Partners LLC”) and the Nominees are members of a group formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.

GenCorp has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as ________, 2008 (the “Record Date”).  The mailing address of the principal executive offices of GenCorp is P.O. Box 537012, Sacramento, CA 95853-7012  (overnight courier — Highway 50 & Aerojet Road, Rancho Cordova, CA 95742).  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to GenCorp, as of the Record Date, there were _______ shares of common stock, $0.10 par value per share (the “Shares”) outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, Steel Partners, along with all of the participants in this solicitation, were the beneficial owners of an aggregate of 8,034,059 Shares, which represents approximately 14.2% of the voting securities outstanding (based on the Company’s proxy statement).  The participants in this solicitation intend to vote such Shares (i) for the election of the Nominees and (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as described herein.

THIS SOLICITATION IS BEING MADE BY STEEL PARTNERS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF GENCORP.  STEEL PARTNERS IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH STEEL PARTNERS IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

STEEL PARTNERS URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY GENCORP’S MANAGEMENT TO THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF STEEL PARTNERS’ NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO STEEL PARTNERS, C/O MACKENZIE PARTNERS, INC. WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF GENCORP, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

Your vote is important, no matter how many or how few Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Steel Partners, c/o MacKenzie Partners, Inc., in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to Steel Partners.  Remember, you can vote for our six independent nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions regarding your proxy,
or need assistance in voting your Shares, please call:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or
CALL TOLL FREE (800) 322-2885

BACKGROUND TO SOLICITATION

•	We began acquiring Shares of GenCorp in September 2000.

•
On November 2, 2004, we submitted for inclusion in GenCorp’s proxy statement for the 2005 annual meeting of stockholders a proposal requesting that the Board take the steps necessary to eliminate the classification of the Board and to require all directors to stand for election annually (the “Declassification Proposal”).

•
On November 11, 2004, we delivered a letter to GenCorp setting forth our willingness to immediately enter into negotiations to acquire the Company at a significant premium to market.  The proposal was made after GenCorp announced financing plans to privately offer up to $75 million of its convertible debt and publicly offer up to 8.6 million shares of common stock.  We objected to these plans based on our belief that the offerings would significantly dilute the value of the stock owned by current stockholders.  We expressed our view that the Shares were undervalued and the issuance of new equity would not be in the best interests of the stockholders.  We also criticized the Board for buying and selling businesses with no clear corporate strategy and with very poor results, including the sale of the GDX Automotive businesses at a loss of over $300 million.  Our proposal to acquire GenCorp was subsequently rejected by the Board.

•
On November 15, 2004, we re-submitted our proposal to acquire GenCorp, indicating that we would be prepared to increase our offer price if the Company could demonstrate higher value.  We also requested the Board to waive certain Ohio anti-takeover statutes and to redeem the Company’s poison pill so that we and other interested parties could have an opportunity to acquire the Company, subject to stockholder approval.

•
On November 19, 2004, we delivered a letter to GenCorp withdrawing our acquisition proposal after the Company announced that it would proceed with its financing plans.  This was done in order to allow us to evaluate fully the dilutive impact of GenCorp’s debt and equity offerings and the additional costs we or any other potential acquirer would incur in an acquisition of the Company.  We also expressed our disappointment that the Board proceeded with the dilutive debt and equity offering even after it was publicly denounced by us and other institutional stockholders and our view that the Board misled stockholders by substantially and unnecessarily increasing the convertible debt offering from up to $75 million to up to $160 million.

•
On February 15, 2005, we entered into a shareholder agreement with GenCorp (the “Shareholder Agreement”).  Pursuant to the Shareholder Agreement, a representative of Steel Partners was permitted to attend all Board meetings as a non-voting observer, and GenCorp agreed to add a new independent director to the Board.  The new director, identified in consultation with Steel Partners, would join a committee of the Board that would consider corporate governance matters, including the governance changes proposed by us in November 2004.  Also pursuant to the Shareholder Agreement, we agreed to withdraw the Declassification Proposal and vote our Shares in favor of the Board’s nominees for election at the 2005 annual meeting of stockholders, and, unless we terminated our observer rights before December 31, 2005, also at the 2006 annual meeting of stockholders.  The Shareholder Agreement prevented us from taking certain action with respect to our investment in GenCorp, including increasing our beneficial ownership of the Shares to 19.9% or more of the outstanding common stock.

•
On February 16, 2007, the Shareholder Agreement was amended to, among other things, allow us to continue to exercise our Board observer rights until February 16, 2008 (the “Holding Period”).  The amended agreement provides that we are required to vote in favor of the election of the slate of nominees for election to the Board selected by a majority of the  directors of GenCorp at any meeting of stockholders held during the Holding Period (but not the 2008 annual meeting of stockholders) in which directors of the Company are to be elected.  While the amended agreement does not prohibit us from purchasing or selling securities of GenCorp, it does prohibit us from taking specified actions during the Holding Period, other than in connection with the 2008 annual meeting of stockholders, as set forth in greater detail therein.

•
In July 2007, we advised certain members of the Board during a teleconference that Terry Hall should be replaced as GenCorp’s Chief Executive Officer and that the Company needed to make significant operational improvements.

•
Between July 2007 and October 2007, we engaged in substantive discussions on terms of a settlement agreement with Timothy Wicks, Chairman of the Board of GenCorp.   Based on our discussions with Mr. Wicks and other Board members, it appeared that there was a general consensus among the directors that the Board was dissatisfied with the performance of Terry Hall, Chief Executive Officer of GenCorp.  We also understood that James Didion and Charles Bolden no longer wished to serve as directors of GenCorp if Mr. Hall left and that James Osterhoff, due to reaching the mandatory retirement age for directors, did not intend to stand for re-election at the 2008 annual meeting of stockholders.  Mr. Wicks invited us to submit a proposal to the Board recommending representatives of Steel Partners who would replace certain incumbent directors who no longer wished to serve.  At that point, we believed it would be appropriate for our counsel to contact GenCorp’s outside counsel to discuss a negotiated reconstitution of the Board with the support of the Board.  However, to our surprise, GenCorp’s outside counsel was not prepared to discuss a settlement and pointed out that if we obtained Board seats in an election contest, we would trigger the change in control provisions under GenCorp’s debt instruments, causing irreparable damage to the Company.

•	On January 18, 2008, we received a term sheet for as settlement agreement from GenCorp. Our proposed changes to the term sheet were subsequently rejected by the Board.

•
On January 30, 2008, we submitted a notification to GenCorp nominating the Nominees.  We also sent a letter to Mr. Wicks explaining that we attempted to work with the members of the Board in good faith to reach a settlement agreement but it was the individual Board members’ inability to come to a consensus on the salient terms of the agreement that prevented us from reaching a deal.  We advised Mr. Wicks that unless the Board resolves these internal issues quickly and comes to an agreement on settlement terms, it will be extremely difficult for us to reach an equitable settlement that benefits all stockholders.  Notwithstanding the lack of unity exhibited by the Board, we explained that it was the Board’s lack of good faith in working towards a settlement by refusing to discuss any of our counterproposals to the term sheet that compelled us to submit our nomination.

REASONS FOR OUR SOLICITATION

As the beneficial owner of 8,034,059 Shares, representing approximately 14.2% of the issued and outstanding voting securities, Steel Partners is the largest stockholder of GenCorp.  As such, we have one simple goal – to maximize the value of the Shares for all stockholders.

We are engaging in this election contest after we were unable to reach a settlement agreement with GenCorp that would benefit all stockholders.  As long-term stockholders, we have waited patiently for management, under the leadership of CEO Terry Hall, to improve GenCorp’s performance.  As discussed in further detail herein, GenCorp’s performance has sharply deteriorated during Mr. Hall’s tenure.  We do not believe the Board has served the best interests of GenCorp’s stockholders by keeping Mr. Hall at the helm, and we have serious questions as to whether the Board as currently constituted can provide the best solutions to the Company’s current problems.  We believe that we have no option other than to seek your support at the Annual Meeting to elect our Nominees in opposition to the Company’s director nominees.

Specifically, our concerns with GenCorp include the following:

•	Deterioration of GenCorp’s operational performance during Terry Hall’s tenure as CEO.

•	Inefficiencies resulting from the poor integration of acquisitions and unwieldy management structure.

•	Inability to unlock the value of the Company’s real estate in Sacramento.

•	Excessive compensation packages and change of control agreements awarded to management despite the Company’s poor performance.

•	Lackluster Share price performance.

Our Nominees are committed to working to improve operational efficiencies by reducing unnecessary corporate overhead and lowering costs, unlocking the value inherent in the Company’s real estate holdings and aligning executive compensation with performance.

GENCORP’S POOR OPERATIONAL PERFORMANCE UNDER THE LEADERSHIP OF CEO TERRY HALL OVER THE LAST SIX YEARS HAS NEGATIVELY IMPACTED STOCKHOLDERS

Terry Hall became CEO of GenCorp in 2002.  During this time, stockholders have witnessed:

•	A cumulative loss in net income of $545 million between 2002 and 2007 even with revenue growth of over $400 million during that same period.

•	A decline in Shareholder Equity from approximately $360 million in 2002 to ($52 million) in 2008.

•	A decrease in the Company’s book value from $8.37/share in 2002 to ($0.92)/share in 2007.

•	A decrease in the Company’s tangible net book value from $5.09/share in 2002 to ($2.98)/share in 2007.

•	Negative Shareholder Equity for the last three years.

We believe the $69 million in reported net income by GenCorp in 2007 does not represent as much of an improvement for the Company’s operations as the number suggests.  The income, we believe, reflects two significant one-time adjustments, including a significant program close out adjustment from the Company’s Titan missile program and a $31 million adjustment from the sale of the Fine Chemical business.  Also, included in 2007 results was a decrease of $21.9 million in net periodic benefit expense as compared to 2006.  This reduction in expenses is primarily due to a 40bp increase in the discount rate used to determine benefits calculation and a diminishing actuarial loss base due to the recognition of prior years losses over five years.  Although retirement benefits plans expense was reduced in 2007, this reductions was based on actuarial estimates which is not an improvement to the core operations of the Company.  An $18 million tax benefit from the utilization of the Company’s net operating loss carryforward and the settlement of various tax credits were also part of the net income improvement from 2006 where the Company reported a $4.7 million tax benefit.

PRIOR ACQUISITIONS AND UNWIELDY MANAGEMENT STRUCTURE HAVE LEFT GENCORP WITH BURDENSOME OPERATIONAL INEFFICIENCIES AND EXCESSIVE CORPORATE OVERHEAD

Under CEO Terry Hall’s leadership, we believe GenCorp has made several ill-advised acquisitions.

•
On December 29, 2000, GenCorp acquired the Draftex International Car Body Seals Division from The Laird Group, which was subsequently integrated into the Company’s Vehicle Sealing business and renamed GDX Automotive.  On August 31, 2004, GenCorp sold the GDX Automotive business to an affiliate of Cerberus Capital Management, which resulted in a loss from discontinued operations of $311.1 million and $23.6 million in 2004 and 2005, respectively.  GenCorp has reported that it may still incur additional costs in connection with the divestiture, including costs related to the closure of a manufacturing facility in Chartres, France.

•
In the fourth quarter of fiscal 2002, GenCorp’s Aerojet division (“Aerojet”) acquired the assets of General Dynamics’ Ordnance and Tactical Systems Space Propulsion and Fire Suppression business (“GDSS”) for $93 million, including transaction costs.  As a result of the acquisition, the Company wrote-off $6 million in unusual items and recorded $42 million of goodwill.  In fiscal 2003, the Company’s gross profit margin fell close to 10%.

•
On October 17, 2003, GenCorp’s Aerospace and Defense segment completed the acquisition of substantially all of the assets of the propulsion business of Atlantic Research Corporation (“ARC”), a subsidiary of Sequa Corporation, at a purchase price of $144 million.  GenCorp recorded $62 million of goodwill as a result of the acquisition and in fiscal 2004 saw its gross profit margin drop by almost 50%.

Although each major acquisition during CEO Terry Hall’s tenure has been followed by an increase in total revenue, the Company’s gross profit margin has decreased by almost 60% from its 2002 levels.  Specifically, in 2002 the Company had total revenue of $277 million.  By 2007 total revenue was $745.4 million.  However, during this time the Company’s gross profit margin declined nearly 60%, from 27.8% in 2002 to 11.8% in 2007.

GenCorp is a manufacturer of aerospace and defense systems with a real estate segment.  The aerospace and defense segment consists primarily of Aerojet-General Corporation.  GenCorp currently has a senior management team consisting of nine executives.  Yet the Aerojet business is run by a management team that in many respects is separate from the management team of the holding company.  We believe the current two-tiered management structure is unwieldy and has resulted in additional unnecessary expenses.  If elected, the Nominees would evaluate and, if necessary, alter the management structure of GenCorp and Aerojet in order to improve management efficiency and take additional steps to reduce corporate expenses associated with GenCorp.

GENCORP HAS BEEN SLOW TO UNLOCK THE VALUE OF ITS SACRAMENTO REAL ESTATE

We do not believe GenCorp has done enough to optimize the value of the Company’s 12,700 acres of real estate in Sacramento.  It is clear that the real estate could be a tremendous windfall for the Company if properly developed.  Nevertheless, we believe GenCorp has been slow to achieve significant zoning changes and entitlements that could unlock the value of the real estate.  We are also not convinced that the Board has fully evaluated all options with respect to the real estate, including seeking partnerships with experienced third parties to develop the real estate, exploring the outright sale of certain properties on a tax efficient basis and potentially splitting the Company into separate real estate and defense companies.  Significant stockholder value will continue to erode until the real estate entitlement issues have been properly addressed.

DESPITE GENCORP’S POOR PERFORMANCE, CEO TERRY HALL HAS BEEN REWARDED WITH AN EXCESSIVE COMPENSATION PACKAGE

In contrast to GenCorp’s poor performance, CEO Terry Hall has been richly rewarded with over $5.6 million in total compensation from 2002 until 2006.  According to the Company’s public filings, Mr. Hall has received the following yearly total compensation:

Year	2006	2005	2004	2003	2002

Compensation ($)	923,123	1,564,790	1,199,666	1,518,960	452,538

We find this amount of compensation for an individual with Mr. Hall’s performance record to be excessive.  We see no correlation between GenCorp’s poor performance and Mr. Hall’s compensation.

GENCORP’S SHARE PRICE HAS SUFFERED DURING THE LEADERSHIP OF CEO TERRY HALL

GenCorp’s Share price performance has been lackluster since Terry Hall took the helm as CEO of the Company in 2002.  As illustrated in GenCorp’s Form 10-K for fiscal 2007 (the “2007 10-K”):

•
During the period from November 30, 2002 through November 30, 2007 (the “Measurement Period”), GenCorp’s Share price performance trailed the S&P 500 Index and the S&P 500 Aerospace & Defense Index by a significant margin.

•
During the Measurement Period, an investment in GenCorp would have gained 52% of its value compared to a gain of 73% had the same investment been made in the S&P 500 Index and a gain of 149% had the investment been made in the S&P 500 Aerospace & Defense Index.

•	Since November 30, 2007, the last day of the Measurement Period, the Share price has declined by 8% as of the close of business on February 12, 2008.

As a long-term stockholder, having first acquired Shares over five years ago, we are frustrated that the Share price has not performed up to par in a time-period during which the aerospace and defense industry has flourished.

WE BELIEVE THE ELECTION OF THE NOMINEES REPRESENTS THE BEST OPPORTUNITY FOR STOCKHOLDERS TO MAXIMIZE THE VALUE OF THEIR SHARES

We have nominated six highly-qualified nominees who, if elected, will constitute a majority of the Board.  We believe our Nominees, who have track records of creating value in the defense and aerospace business and in real estate development, have the requisite expertise to turn GenCorp around and maximize stockholder value.  As discussed in further detail below, four of the Nominees – Warren Lichtenstein, James Perry, Thomas Corcoran and James Henderson - were involved in the success of United Industrial Corporation (“United Industrial”), a company principally focused on the design, production and support of defense systems.  In 2006, United Industrial was ranked one of the 200 best small companies in the U.S. by Forbes Magazine and recently agreed to be sold to Textron, Inc.  Messrs. Dinkel and Turchin would also bring invaluable expertise to the Board if elected.

•
Warren Lichtenstein has extensive experience investing and creating value in defense companies.  As Chairman of United Industrial, together with his fellow directors and United Industrial’s strong management team, improvements were made in the company’s capital structure, cost structure and operational strategy.  Steel Partners’ investment in United Industrial increased by over 700% before it agreed to be sold to Textron, Inc.  Mr. Lichtenstein has also served as a director of various defense companies including ECC International Corp., Aydin Corp. and Tech-Sym Corp., all of which were sold at attractive premiums after Steel Partners became involved in these companies.

•
James Henderson has more than 26 years of experience as an operating executive with various companies, including defense companies such as ECC International Corp. and Aydin Corp. and with the defense and military division of UNISYS Corp.  He also served as a director of the defense company Tech-Sym Corp.  Mr. Henderson was also a non-voting observer on the Board of United Industrial from May 2001 to October 2002.

•
Gerald Dinkel has over 38 years of experience in the aerospace and defense business, including seven years as the President and Chief Executive Officer of Cubic Corporation’s defense segment, Cubic Defense Applications, which provides a wide variety of integrated systems, electronic products and professional services supporting warfighting capability of the U.S. Armed Forces and allied militaries.  Mr. Dinkel’s responsibilities included the conduct and growth of a business with 2006 sales of $560 million with 4,800 employees in 26 states and 20 nations.  Mr. Dinkel’s experience also includes a 28-year career with Westinghouse Electronic Systems.

•
Martin Turchin is a 36-year veteran of the real estate industry who has been involved in some of the largest real estate transactions in the U.S. and has spent the past four years as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company.  Mr. Turchin has, during his career, orchestrated more than 50 million square feet of real estate transactions.

•
James Perry has extensive operating experience as an executive of defense companies, having served as Vice President of United Industrial for nine years, its Treasurer for nine years and its Chief Financial Officer for twelve years.

•
Thomas Corcoran served as a director of United Industrial alongside Mr. Lichtenstein and has held various positions within the aerospace and defense industry including as a senior executive with the Space and Strategic Missiles and Electronics sectors of Lockheed Martin Corporation and a predecessor corporation, and as Vice President and General Manager with the Aerospace segment of General Electric Company.  He is also a director of defense company L-3 Communications Holdings, Inc.

We believe the election of the Nominees represents the best means for stockholders to maximize the present value of their Shares.  If elected, the Nominees will, subject to their fiduciary duties, work to improve GenCorp’s operational performance, reduce operating inefficiencies and unnecessary corporate overhead, tie compensation to performance and explore ways to “unlock” the value of the Company’s real estate in Sacramento.  There can be no assurance that the foregoing actions will be implemented if the Nominees are elected or that the election of the Nominees will maximize or otherwise enhance stockholder value.  Your vote to elect the Nominees does not constitute a vote in favor of our value-enhancing plans.  Your vote to elect the Nominees will have the legal effect of replacing six incumbent directors with our Nominees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of nine directors whose terms expire at the Annual Meeting.  We expect that the Board will nominate these incumbent directors for re-election at the Annual Meeting. For the reasons stated above, we are seeking your support at the Annual Meeting to elect the Nominees in opposition to GenCorp’s director nominees.

We believe that GenCorp’s current Share price does not reflect the true value of the Company, and we do not believe the current Board has the ability to successfully reposition the Company in order to maximize stockholder value.

THE NOMINEES

We have nominated a slate of highly qualified nominees who we believe possess the expertise necessary to work to restore and enhance stockholder value.  The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  This information has been furnished to Steel Partners by the Nominees.  The Nominees are citizens of the United States of America.

Warren G. Lichtenstein (age 42) co-founded Steel Partners, a private investment partnership, in 1993.  He has been Managing Member since 1996 of Steel II GP, which is the General Partner of Steel Partners and Steel Master.  He is Chief Executive Officer of Partners LLC, a global investment management firm, which is the Investment Manager to Steel Partners and Steel Master.  Mr. Lichtenstein has been associated with Partners LLC and its affiliates since 1993.  He is also a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China.  Mr. Lichtenstein has been the Chairman of the Board, President and Chief Executive Officer of SP Acquisition Holdings, Inc. (“SP Acquisition”), a company formed for the purpose of acquiring one or more businesses or assets, since February 2007.  He was a director of United Industrial from May 2001 to November 2007.  Mr. Lichtenstein has been a director (currently Chairman of the Board) of SL Industries, Inc. (“SL Industries”), a designer and manufacturer of power electronics, power motion equipment, power protection equipment, and teleprotection and specialized communication equipment, since January 2002 and served as Chief Executive Officer from February 2002 to August 2005.  He has been Chairman of the Board of WHX Corporation, a holding company, since July 2005.  Mr. Lichtenstein has been a director of KT&G Corporation, South Korea’s largest tobacco company, since March 2006.  He served as a director of WebFinancial Corporation (“WebFinancial”), which through its operating subsidiaries, operates niche banking markets, from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003.  The business address of Mr. Lichtenstein is c/o Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.  By virtue of his positions with Steel II GP and Partners LLC, Mr. Lichtenstein has the power to vote and dispose of the Shares owned by Steel Partners.  Accordingly, Mr. Lichtenstein may be deemed to be the beneficial owner of the Shares owned by Steel Partners.  For information regarding purchases and sales during the past two years by Steel Partners of securities of GenCorp that may be deemed to be beneficially owned by Mr. Lichtenstein, see Schedule I.

James R. Henderson (age 50) is a Managing Director and operating partner of Partners LLC.  He has been associated with Partners LLC and its affiliates since August 1999.  Mr. Henderson has been the Executive Vice President of SP Acquisition since February 2007.  He has been a director and Chief Executive Officer of WebFinancial since June 2005, President and Chief Operating Officer of WebFinancial since November 2003, and was the Vice President of Operations from September 2000 through December 2003.  He was also the Chief Executive Officer of WebBank, a wholly-owned subsidiary of WebFinancial, from November 2004 to May 2005.  Mr. Henderson has been a director of Angelica Corporation, a provider of healthcare linen management services, since August 2006.  He has been a director of BNS Holding, Inc., a holding company that owns the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, since June 2004.  He has been a director (currently Chairman of the Board) of Del Global Technologies Corp., a designer and manufacturer of medical imaging and diagnostic systems, since November 2003.  Mr. Henderson has been a director of SL Industries since January 2002.  He was a director of ECC International Corp., a manufacturer and marketer of computer-controlled simulators for training personnel to perform maintenance and operator procedures on military weapons, from December 1999 to September 2003 and was acting Chief Executive Officer from July 2002 to March 2003.  Mr. Henderson has been the President of Gateway Industries, Inc., a provider of database development and web site design and development services, since December 2001.  From January 2001 to August 2001, he was President of MDM Technologies, Inc., a direct mail and marketing company.  The business address of Mr. Henderson is c/o Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.  Mr. Henderson does not directly own, and has not purchased or sold during the past two years, any securities of GenCorp.

Gerald R. Dinkel (age 61) has over 38 years of experience in the aerospace and defense business.  From October 2000 to June 2007, he was a Vice President of Cubic Corporation, a defense and transportation solutions company, and the President and Chief Executive Officer of Cubic’s defense segment, Cubic Defense Applications.  Cubic Defense Applications provides a wide variety of integrated systems, electronic products and professional services supporting warfighting capability of the U.S. Armed Forces and allied militaries.  As Chief Executive Officer of Cubic Defense Applications, Mr. Dinkel had overall responsibility for the conduct and growth of a business with 2006 sales of $560 million with 4,800 employees in 26 states and 20 nations.  He currently serves as a Senior Advisor to Cubic Corporation.  Mr. Dinkel was the President of Sycamore Associates, a management consulting firm, from 1998 to 2000.  Prior to this, Mr. Dinkel held positions of increasing responsibility in a 28-year career with Westinghouse Electronic Systems.  He has served on the Board of Governors of the Aerospace Industries Association.  The business address of Mr. Dinkel is P.O. Box 27357, San Diego, California 92198.  Mr. Dinkel does not directly own, and has not purchased or sold during the past two years, any securities of GenCorp.

Martin Turchin (age 66) is a 36-year veteran of the real estate industry who has been involved in some of the largest real estate transactions in the U.S.  Mr. Turchin has served as a Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company, since 2003.  From 1996 to 2003, he served as a Vice-Chairman of a subsidiary of Insignia Financial Group, a real estate brokerage, consulting and management firm.  From 1985 to 1996, Mr. Turchin was a principal and Vice-Chairman of Edward S. Gordon Company, a real estate brokerage, consulting and management firm.  He has been a director of Boston Properties, a real estate investment trust and one of the largest owners and developers of office properties in the nation, for more than 10 years.  From 1971 to 1985, Mr. Turchin held various positions with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting.  During his career, Mr. Turchin has orchestrated more than 50 million square feet of real estate transactions.  The business address of Mr. Turchin is c/o CB Richard Ellis, 200 Park Avenue, New York, New York 10166.  Mr. Turchin does not directly own, and has not purchased or sold during the past two years, any securities of GenCorp.

James H. Perry (age 46) served as Vice President of United Industrial from May 1998 to December 31, 2007, Chief Financial Officer from October 1995 to December 31, 2007, Treasurer from December 1994 to April 2005, and as Controller from November 2005 to December 31, 2007. Mr. Perry served as Chief Financial Officer of the AAI Corporation subsidiary of United Industrial from July 2000 to December 31, 2007, as Treasurer from July 2000 to April 2005, and as Vice President from 1997 to December 31, 2007.  He currently serves as a consultant to United Industrial and its affiliates.  The business address of Mr. Perry is 8 Carolyn Court, Owings Mills, Maryland 21117.  Mr. Perry does not directly own, and has not purchased or sold during the past two years, any securities of GenCorp.

Thomas A. Corcoran (age 63) has served as President and Chief Executive Officer of Corcoran Enterprises, LLC, a management consulting firm, since January 2001.  He has served as Senior Advisor to the Carlyle Group (“TCG”), a private global investment firm, since January 2001.  Mr. Corcoran served as a director of United Industrial from October 2003 to November 2007.  He served as President and Chief Executive Officer of Gemini Air Cargo, Inc., a global air cargo company owned by TCG, from January 2001 to March 2004.  Mr. Corcoran served as President and Chief Executive Officer of Allegheny Teledyne Incorporated, a specialty materials producer, from October 1999 to December 2000.  He held various senior executive positions with the Space and Strategic Missiles and Electronics sectors of Lockheed Martin Corporation and a predecessor corporation from 1993 to 1999 and various management positions, including Vice President and General Manager, for the Aerospace segment of General Electric Company from 1983 to 1993.  He is currently a director of L-3 Communications Holdings, Inc., an aerospace and defense company, REMEC, Inc., a wireless communications equipment manufacturing company, LaBarge Inc., an electronics manufacturing services company, Aer Lingus, an airline company, ARINC Incorporated, a communications, engineering and integration solutions provider owned by TCG, and Serco Group, an international service company.  He is a member of the Board of Trustees of Stevens Institute of Technology.  The business address of Mr. Corcoran is c/o Corcoran Enterprises, LLC, 9913 Kendale Road, Potomac, Maryland 20854.  Mr. Corcoran does not directly own, and has not purchased or sold during the past two years, any securities of GenCorp.

Each of Messrs. Henderson, Dinkel, Turchin, Perry and Corcoran, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the 8,034,059 Shares owned by Steel Partners.  Each of Messrs. Henderson, Dinkel, Turchin, Perry and Corcoran disclaims beneficial ownership of such Shares.

The Nominees will not receive any compensation from Steel Partners for their services as directors of GenCorp. Other than as stated herein, there are no arrangements or understandings between Steel Partners and any of the Nominees or any other person or persons pursuant to which the nomination described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of GenCorp if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to GenCorp or any of its subsidiaries or has a material interest adverse to GenCorp or any of its subsidiaries in any material pending legal proceedings.

Steel Partners does not expect that the Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees.  In addition, Steel Partners reserves the right to nominate substitute persons if GenCorp makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  Steel Partners reserves the right to nominate additional persons.

POTENTIAL CHANGE IN CONTROL UNDER DEBT INSTRUMENTS

If all are elected, the Nominees will constitute a majority of the current nine-member Board.  This would result in a change in control under certain of the Company’s debt instruments, including the following:

•	Credit Agreement with Wachovia Bank (“Wachovia Facility”)

•	4% Contingent Convertible Subordinated Notes Due 2024 (“4% Notes”)

•	9½% Senior Subordinated Notes Due 2013 (“9½% Notes”)

•	2¼% Convertible Subordinated Debentures Due 2024 (“2¼% Notes”)

Amounts owing under the Wachovia Facility may be declared due and payable and all commitments may be terminated in the event of a change in control.  The holders of the 4% Notes and 9½% Notes may require GenCorp to repurchase their notes in the event of a change in control.  The holders of the 2¼% Notes may (a) require GenCorp to repurchase their notes, or (b) convert the principal amount of their notes into cash and, in certain circumstances, Shares at the applicable conversion rate, upon the occurrence of a change in control.

In the event of a change in control, we believe we will be able to negotiate waivers with GenCorp’s lenders and/or replace the Company’s financing arrangements with alternative fee arrangements.  If waivers are obtained, GenCorp may be required to make consent payments.  If waivers are not obtained and replacement financing is necessary, the terms of the replacement financing arrangements may not be as favorable as the existing arrangements and could cause interest expense to increase.  If the Nominees are elected, they would work diligently to arrange for any required replacement financing to be made available in sufficient time to avoid any change in control penalties, however no assurances can be given.  We believe that GenCorp’s history of losses, poor performance and deterioration of stockholder value - specifically the cumulative loss of $545 million in net income since 2002 - under the leadership of Terry Hall pales in comparison to any additional costs that GenCorp would incur to obtain waivers or replacement financing as a result of a change in control.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in GenCorp’s proxy statement, the Company’s Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for fiscal year 2008.  The Audit Committee has submitted this proposal to stockholders for ratification as a corporate governance practice.

We do not object to the ratification of the appointment of PricewaterhouseCoopers LLP as GenCorp’s independent auditors for fiscal year 2008.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding classes of securities of GenCorp entitled to vote at the Annual Meeting are the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for fiscal year 2008 and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to GenCorp’s proxy statement for the Annual Meeting, the Board intends to nominate nine candidates for election as directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees.  Under applicable proxy rules, we are only permitted to solicit proxies for our Nominees.  Therefore, stockholders who return the GOLD proxy card will only be able to vote for our six Nominees and will not have the opportunity to vote for the three other seats up for election at the Annual Meeting.  You can only vote for GenCorp’s director nominees by signing and returning a proxy card provided by the Company.  Stockholders should refer to GenCorp’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the Nominees and will not vote their Shares in favor of any of the Company’s nominees.

QUORUM

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies.  The presence in person or by proxy of the holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions are counted as present for purposes of determining whether a quorum is present at the meeting.

VOTES REQUIRED FOR APPROVAL

Election of Directors.  Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes cast for a nominee will be counted in favor of election.  Abstentions will not count either in favor of, or against, election of a nominee.

Ratification of Appointment of PricewaterhouseCoopers LLP.  The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2008. Abstentions will have no effect on the outcome of the vote for the approval of the ratification of the appointment of PricewaterhouseCoopers LLP.

DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such Shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

Stockholders of GenCorp may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Steel Partners in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to GenCorp at P.O. Box 537012, Sacramento, CA 95853-7012  (overnight courier — Highway 50 & Aerojet Road, Rancho Cordova, CA 95742), or any other address provided by GenCorp.  Although a revocation is effective if delivered to GenCorp, Steel Partners requests that either the original or photostatic copies of all revocations be mailed to Steel Partners in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that Steel Partners will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, MacKenzie Partners, Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OR FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Steel Partners.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Steel Partners has entered into an agreement with MacKenzie Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which MacKenzie Partners, Inc. will receive a fee not to exceed $_____, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Steel Partners has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Steel Partners will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that MacKenzie Partners, Inc. will employ approximately __ persons to solicit GenCorp’s stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Steel Partners pursuant to the terms of the Joint Filing and Solicitation Agreement (as defined below).  Costs of this solicitation of proxies are currently estimated to be approximately $________.  Steel Partners estimates that through the date hereof, its expenses in connection with this solicitation are approximately $_________.

OTHER PARTICIPANT INFORMATION

The participants in this solicitation are Steel Partners, a Delaware limited partnership, Steel Master, a Cayman Islands exempted limited partnership, Steel GP LLC, a Delaware limited liability company, Partners LLC, a Delaware limited liability company, and the Nominees.  Steel Master is the sole limited partner of Steel Partners.  Steel GP LLC is the general partner of Steel Partners and Steel Master.  Partners LLC is the investment manager of Steel Partners and Steel Master.  The principal business address of Steel Partners, Steel GP LLC and Partners LLC is 590 Madison Avenue, 32nd Floor, New York, New York 10022.  The principal business address of Steel Master is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.  As of the date hereof, Steel Partners owns 8,034,059 Shares.  By virtue of the relationships described above, each of Steel GP LLC, Steel Master and Partners LLC may be deemed to beneficially own the Shares owned by Steel Partners.

Currently, none of the Nominees directly owns any Shares.  Mr. Lichtenstein, as the manager of Partners LLC and the managing member of Steel GP LLC, may be deemed to beneficially own the 8,034,059 Shares owned by Steel Partners.

As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Nominees is deemed to be a beneficial owner of all 8,034,059 Shares owned by Steel Partners. Each of the Nominees disclaims beneficial ownership of Shares that he does not directly own.  For information regarding purchases and sales of securities of GenCorp during the past two years by Steel Partners, see Schedule I.

On January 30, 2008, the participants in this solicitation entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of GenCorp, (ii) the parties agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by Steel Partners, to the Board at the Annual Meeting (the “Solicitation”), and (iii) Steel Partners agreed to bear all expenses incurred in connection with the parties’ activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.  Steel Partners intends to seek reimbursement from GenCorp of all expenses it incurs in connection with the Solicitation.  Steel Partners does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of GenCorp; (iii) no participant in this solicitation owns any securities of GenCorp which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of GenCorp during the past two years; (v) no part of the purchase price or market value of the securities of GenCorp owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of GenCorp, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of GenCorp; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of GenCorp; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of GenCorp’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which GenCorp or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by GenCorp or its affiliates, or with respect to any future transactions to which GenCorp or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other Matters

Other than those discussed above, Steel Partners is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Steel Partners is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Stockholder Proposals

Stockholders who intend to have their proposals considered for inclusion in the Company’s proxy materials related to the 2009 annual meeting of shareholders must submit their proposals to the Company no later than ________. Stockholders who intend to present a proposal at the 2009 annual meeting of shareholders without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than __________. The Company’s proxy for the 2009 annual meeting of stockholders will grant authority to the persons named in the proxy card to exercise their voting discretion with respect to any proposal of which the Company does not receive notice by _______. All proposals for inclusion in the Company’s proxy materials and notices of proposals should be sent to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., P.O. Box 537012, Sacramento, CA 95853-7012  (overnight courier — Highway 50 & Aerojet Road, Rancho Cordova, CA 95742).

The information set forth above regarding the procedures for submitting stockholder nominations and proposals for consideration at GenCorp’s 2009 annual meeting of stockholders is based on information contained in the Company’s proxy statement.  The incorporation of this information in this Proxy Statement should not be construed as an admission by us that such procedures are legal, valid or binding.

Incorporation by Reference

Steel Partners has omitted from this Proxy Statement certain disclosure required by applicable law that is expected to be included in the Company’s proxy statement relating to the Annual Meeting.  This disclosure is expected to include, among other things, current biographical information on GenCorp’s current directors, information concerning executive compensation, and other important information.  Although we do not have any knowledge indicating that any statement made by Steel Partners herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by GenCorp to disclose events that may affect the significance or accuracy of such information.  See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of GenCorp.

The information concerning GenCorp contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

STEEL PARTNERS II, L.P.

_______, 2008

SCHEDULE I

TRANSACTIONS IN SECURITIES OF GENCORP
DURING THE PAST TWO YEARS

Class of Security	Quantity Purchased	Price Per Share ($)	Date of Purchase
Steel Partners II, L.P.

Common Stock (Covered Short Position)	332,800	19.2048	04/12/06

Common Stock (Covered Short Position)	276,800	19.4044	04/13/06

Common Stock (Covered Short Position)	300,400	19.4512	04/17/06

Common Stock (Covered Short Position)	53,700	19.6550	04/18/06

Common Stock (Covered Short Position)	122,900	20.0190	04/20/06

Common Stock (Covered Short Position)	151,200	20.0686	04/21/06

Common Stock	23,500	13.7459	12/22/06

Common Stock	10,909	13.7499	01/04/07

Common Stock	58,200	13.7087	01/05/07

Common Stock	80,801	13.5045	01/08/07

Common Stock	74,600	13.5782	01/09/07

Common Stock	13,400	13.4812	01/10/07

Common Stock	1,300	13.6500	01/16/07

Common Stock	100,100	13.6397	01/17/07

Common Stock	148,700	13.5998	01/18/07

Common Stock	4,392	13.5883	01/19/07

I-1

Class of Security	Quantity Purchased	Price Per Share ($)	Date of Purchase

Common Stock	460,900	13.7298	02/28/07

Common Stock	125,761	13.6822	03/01/07

Common Stock	80,100	13.5391	03/02/07

Common Stock	89,213	13.3722	03/05/07

Common Stock	39,500	13.4870	03/06/07

Common Stock	98,680	13.5522	03/07/07

Common Stock	10,900	13.5908	03/08/07

Common Stock	500	13.7000	03/12/07

Common Stock	57,200	13.5601	03/13/07

Common Stock	49,800	13.2411	03/14/07

Common Stock	13,903	13.3500	03/15/07

Common Stock	18,600	13.3455	03/16/07

Common Stock	30,995	12.9678	07/18/07

Common Stock	3,300	12.9697	07/20/07

Common Stock	126,700	12.9838	07/24/07

Common Stock	250,000	12.9485	07/25/07

Common Stock	250,000	12.8023	07/26/07

Common Stock	250,000	12.4605	07/27/07

Common Stock	250,000	11.8647	07/30/07

Common Stock	31,300	11.8890	07/31/07

Common Stock	250,000	11.9076	08/01/07

Common Stock	250,000	12.0305	08/02/07

Common Stock	250,000	11.9872	08/03/07

Common Stock	241,917	11.7326	08/06/07

Common Stock	241,297	11.8697	08/07/07

Common Stock	74,491	11.8150	08/08/07

I-2

SCHEDULE II

The following table is reprinted from the Company’s Preliminary Proxy Statement filed with the Securities and Exchange Commission on ________

II-1

IMPORTANT

Tell your Board what you think!  Your vote is important.  No matter how many Shares you own, please give Steel Partners your proxy FOR the election of Steel Partners’ Nominees by taking three steps:

●	SIGNING the enclosed GOLD proxy card,

●	DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the address set forth below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or
CALL TOLL FREE (800) 322-2885

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2008

GOLD PROXY CARD

GENCORP INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF STEEL PARTNERS II, L.P.

THE BOARD OF DIRECTORS OF GENCORP INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints _________ and _________, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of GenCorp Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Stockholders of the Company scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, ________ __, 2008 at __:__ _.m., local time, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Steel Partners II, L.P. (“Steel”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSALS.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

STEEL RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1

[X] Please mark vote as in this example

1.  APPROVAL OF STEEL’S PROPOSAL TO ELECT DIRECTORS:

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW

Nominees: Warren G. Lichtenstein James R. Henderson Gerald R. Dinkel Martin Turchin James H. Perry Thomas A. Corcoran	[ ]	[ ]	[ ] ________________ ________________ ________________

2.  APPROVAL OF THE COMPANY’S PROPOSAL TO RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2008.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN  SHARES ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH SIGN.  EXECUTORS,  ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.